Exhibit No. 99.1
FOR IMMEDIATE RELEASE
BankFinancial Corporation Reports Financial Results for 2015 and
Will Host Conference Call and Webcast on February 3, 2016
Burr Ridge, Illinois - (February 1, 2016) BankFinancial Corporation (Nasdaq - BFIN) (the “Company”) announced today the Company recorded net income of $8.7 million and earnings per share of common stock of $0.44 for the year ended December 31, 2015.
For the year 2015, the Company’s total loans increased by $59.9 million (5%), and its total investment and business loans increased by $78.2 million (8%). The Company enjoyed balanced net loan growth in its multifamily / commercial real estate portfolio ($17.9 million) and its commercial / industrial loan and lease portfolio ($60.9 million). Non-performing loans declined to 0.29% of loans receivable compared to 1.03% at December 31, 2014, and non-performing assets declined to 0.70% of total assets compared to 1.27% at December 31, 2014. The Company’s core deposits remained stable, with the ratio of core deposits to total deposits increasing to 81.6%. The Company’s liquid assets exceeded 12% of total assets. The Company’s capital ratios remained strong with a Tier 1 capital ratio of 13.26% and a Tier 1 risk-based capital ratio of 17.01%.
“Our 2015 results reflect the successful execution of key business plan objectives, including achieving and maintaining sustainable loan growth in our targeted loan categories, restoring our historical asset quality and improving our overall efficiency. We look forward to further improvements in these very positive trends in 2016,” said F. Morgan Gasior, the Chairman and CEO of the Company.
The Quarterly Financial and Statistical Supplement will be available today on BankFinancial's website, www.bankfinancial.com on the “Stockholder Information” page, and through the EDGAR database on the SEC's website, www.sec.gov. The Quarterly Financial and Statistical Supplement includes comparative GAAP and non-GAAP performance data and financial measures for the most recent five quarters.
BankFinancial's management will review fourth quarter 2015 results in a conference call and webcast for stockholders and analysts on Wednesday, February 3, 2016 at 9:30 a.m. Chicago, Illinois Time. The conference call may be accessed by calling (844) 413-1780 using participant passcode 41940831. The conference call will be simultaneously webcast at www.bankfinancial.com, “Investor Relations” page. For those unable to participate in the conference call, the webcast will be archived through 11:59 p.m. Chicago Time on Friday, February 19, 2016.
BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 19 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation's common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company's website, www.bankfinancial.com.
This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Annual Report on Form 10-K as filed with the SEC, as supplemented by subsequent filings with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on BankFinancial’s web site at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan Senior Vice President – Finance BankFinancial Corporation Telephone: 630-242-7151	Gregg T. Adams President – Marketing & Sales BankFinancial F.S.B. Telephone: 630-242-7234